Exhibit 10.18

INVESTMENT TECHNOLOGY GROUP, INC.

2007 OMNIBUS EQUITY COMPENSATION PLAN

VARIABLE COMPENSATION STOCK UNIT AWARD PROGRAM SUBPLAN

20XX GRANT NOTICE (TIME-BASED AWARDS)

Investment Technology Group, Inc. (the “Company”), pursuant to Section 6(b) of its Variable Compensation Stock Unit Award Program Subplan (the “Program”), hereby grants to you as a Participant under the Program,  Stock Units  representing a generally nontransferable right to receive one share of Company Stock, or a cash amount based on the value of one share of Company Stock, with respect to each underlying Stock Unit at a specified future date (the “Grant”), subject to all of the terms and conditions as set forth herein, the Program and the Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan (the “Plan”).1    Notwithstanding any provision of the Program, no Dividend Equivalents shall be credited on the Stock Units.  All other terms applicable to Basic Units under the Program shall apply to the Stock Units granted hereunder, except that the Stock Units may be settled in shares of Company Stock or cash, as determined by the Compensation Committee (as defined below) in its sole discretion.  All capitalized terms herein that are not otherwise defined shall have the meanings ascribed to such terms in the Program or Plan, as applicable.

Participant:
Date of Grant:
Number of Stock Units subject to Grant:

Vesting Schedule: The Stock Units subject to this Grant shall vest in equal annual installments on each of the first, second and third anniversaries of the Date of Grant if the Participant remains continuously employed by the Company or its Subsidiaries through, and is in Good Standing (as defined below) on, each applicable vesting date. The Stock Units are subject in all respects to the vesting provisions applicable to Basic Units set forth in Section 6(c) of the Program.  For purposes of this Grant, “Good Standing” means the Participant is actively employed by the Company or its Subsidiaries on the applicable vesting date and has not given a notice of resignation to, or received a notice of termination from, the Company or any of its Subsidiaries prior to such date.  Notwithstanding the foregoing, the “Good Standing” requirement described herein shall apply in accordance with applicable local law.

Settlement:  In settlement of the Stock Units, the Participant shall receive either shares of Company Stock equal to the number of vested Stock Units then held by the Participant or a cash amount equal to the value of the shares of Company Stock underlying the vested Stock Units then held by the Participant,  or a combination of cash and shares of Company Stock, as determined by the Compensation Committee in its sole discretion, in accordance with the terms of the Program related to the settlement schedule for Basic Units set forth in Section 7(a) of the Program.  Settlement of the Stock Units is subject to the collection of applicable taxes, social insurance, contributions, payment on account obligations or other amounts required to be withheld by the Company in connection with the settlement.

Violation of Code of Conduct; Forfeiture of Unvested Stock Units:  If, prior to the date the Stock Units otherwise become vested in accordance with the vesting schedule set forth above the Participant materially breaches the Company’s Code of Business Conduct and Ethics, as such material breach is determined by the Compensation Committee of the Board of Directors of the Company (the “Board”), or any other committee appointed by the Board to administer the Program (the “Compensation Committee”) in its sole discretion, the Compensation Committee may determine, in its sole discretion, that all or a portion of the Stock Units shall

1  The Plan, Plan prospectus, and Program are available on ITG Exchange.  In addition, paper copies of the Plan, Plan prospectus and Program are available upon request by contacting the Legal Department of the Company at ITG Legal.

cease to vest effective as of the date of the Participant’s material breach, subject to compliance with applicable law.

Recoupment Policy:  You agree that you will be subject to any compensation clawback or recoupment policies that may be applicable to you as an employee of the Company or any of its affiliates, as in effect from time to time and as approved by the Board or the Compensation Committee, whether or not approved before or after the Date of Grant.

Nature of Grant; No Entitlement; No Claim for Compensation:  In accepting this Grant for the number of Stock Units as specified above, you acknowledge the following:

(a)         The Program is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.

(b)         The Grant is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c)         All decisions with respect to future awards, if any, will be at the sole discretion of the Compensation Committee.

(d)         You are voluntarily participating in the Program.

(e)         This Grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company (or any Subsidiary) and which is outside the scope of your employment contract, if any.

(f)         This Grant is not part of your normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments unless another agreement explicitly states otherwise.

(g)         In the event that your employer is not the Company, the Grant will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the Grant will not be interpreted to form an employment contract with your employer or any Subsidiary of the Company.

(h)         The future value of the shares of Company Stock underlying the Stock Units is unknown and cannot be predicted with certainty.

(i)          In consideration of this Grant, no claim or entitlement to compensation or damages shall arise from termination of the Grant or diminution in value of the Grant or any of the shares of Company Stock underlying the Stock Units subject to the Grant as a result of termination of your employment by the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of contract or local labor laws), and you irrevocably release your employer, the Company and its Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Grant Notice, you shall be deemed to have irrevocably waived your entitlement to pursue such claim.

Data Privacy:

(a)         You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Grant Notice by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Program.

(b)         You understand that the Company and its Subsidiaries, as applicable, hold certain personal information about you regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Program, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its Subsidiaries, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Program (the “Data”).  You understand that the Data may be transferred to third parties assisting in the implementation, administration and management of the Program, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.  You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Program, including any requisite transfer of such Data as may be required to a broker or other third party.  You understand that the Data will be held only as long as is necessary to implement, administer and manage your participation in the Program.  You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Program.  For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Acknowledgements: You acknowledge receipt of this Grant Notice, the Program, the Plan and the Plan prospectus.1  You further acknowledge that this Grant is made under, and governed by the terms and conditions of, the Plan and the Program except as otherwise set forth herein and you agree to be bound by such terms.  The Compensation Committee has the authority to interpret and construe this Grant pursuant to the terms of the Program and the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

INVESTMENT TECHNOLOGY GROUP, INC.	PARTICIPANT

By:	By:
Name:	Name:
Title:	Date:
Date: